Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523‑7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FOURTH QUARTER AND FULL YEAR  RESULTS

Richmond, Va., January 21, 2020 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income of $55.8 million and earnings per share of $0.69 for its fourth quarter ended December 31, 2019. Net operating earnings(1) were $57.3 million and operating earnings per share(1) were $0.71  for its fourth quarter ended December 31, 2019; these operating results exclude $709,000 in after-tax merger and $713,000 in after-tax rebranding-related costs.

Net income was $193.5 million and earnings per share were $2.41 for the year ended December 31, 2019. Net operating earnings(1) were $220.9 million and operating earnings per share(1) were $2.75 for the year ended December 31, 2019; these operating results exclude $22.3 million in after-tax merger and $5.1 million in after-tax rebranding-related costs but include after tax losses from discontinued operations of $170,000 and approximately $1.0 million in after-tax expenses related to branch closure costs.

“Atlantic Union closed out an eventful 2019 with a solid fourth quarter - continuing to execute on our strategic plan and further improving performance against our key financial metrics despite the challenging interest rate environment,” said John C. Asbury, CEO of Atlantic Union Bankshares.  “As we begin 2020 we continue to believe we have a great opportunity before us to create something uniquely valuable for our shareholders and the communities we serve and remain keenly focused on reaching the full potential of this powerful franchise.”

Select highlights for the fourth quarter of 2019

o	Return on Average Assets (“ROA”) was 1.27% compared to 1.23% in the third quarter of 2019. Operating ROA(1) was 1.30% compared to 1.29% in the third quarter of 2019.
o	Return on Average Equity (“ROE”) was 8.81% compared to 8.35% in the third quarter of 2019. Operating ROE(1) was 9.03% compared to 8.80% in the third quarter of 2019.
o	Operating Return on Average Tangible Common Equity (“ROTCE”)(1) was 16.01% compared to 15.64% in the third quarter of 2019.
o	Efficiency ratio improved to 57.40% from 60.47% in the third quarter of 2019. Operating efficiency ratio (FTE)(1) improved to 52.65% from 55.12% in the third quarter of 2019.

Select highlights for the full year 2019

o	ROA was 1.15% compared to 1.11% for the year ended 2018. Operating ROA(1) was 1.31% compared to 1.35% for the year ended 2018.
o	ROE was 7.89% compared to 7.85% for the year ended 2018. Operating ROE(1) was 9.01% compared to 9.57% for the year ended 2018.
o	Operating ROTCE(1) was 16.14% compared to 17.35% for the year ended 2018.
o	Efficiency ratio improved to 62.37% from 63.62% for the year ended 2018. Operating efficiency ratio (FTE)(1) increased to 53.61% from 52.90% for the year ended 2018.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

NET INTEREST INCOME

For the fourth quarter of 2019, net interest income was $135.1 million, a decrease of $1.5 million from the third quarter of 2019. Net interest income (FTE)(1) was $137.8 million in the fourth quarter of 2019, a decrease of $1.6 million from the third quarter of 2019. The decreases in both net interest income and net interest income (FTE) were primarily driven by lower earning asset yields during the three months ended December 31, 2019 compared to the three months ended September 30, 2019. The fourth quarter net interest margin decreased 9 basis points to 3.48% from 3.57% in the previous quarter, while the net interest margin (FTE)(1) decreased 9 basis points to 3.55% from 3.64% during the same periods. The decreases in the net interest margin and net interest margin (FTE) were principally due to an 18 basis point decrease in the yield on earning assets, partially offset by a 9 basis point decrease in the cost of funds.

The Company’s net interest margin (FTE) includes the impact of acquisition accounting fair value adjustments. During the fourth quarter of 2019, net accretion related to acquisition accounting increased $1.5 million from the prior quarter to $6.6 million for the quarter ended December 31, 2019. The third and fourth quarters of 2019, and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended September 30, 2019	$5,018	$179	$(97)	$5,100
For the quarter ended December 31, 2019	6,612	148	(123)	6,637
For the year ended December 31, 2019	24,846	833	(360)	25,319
For the years ending (estimated): (2)
2020	14,253	132	(633)	13,752
2021	10,823	14	(807)	10,030
2022	8,911	(43)	(829)	8,039
2023	6,302	(32)	(852)	5,418
2024	4,817	(4)	(877)	3,936
Thereafter	20,084	(1)	(10,773)	9,310

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter of 2019, the Company experienced decreases  in nonperforming assets (“NPA”) primarily due to nonaccrual customer payments and sales of foreclosed properties. Past due loan levels as a percentage of total loans held for investment at December 31, 2019 were higher than past due loan levels at September 30, 2019 and down from past due loan levels at December 31, 2018. The increase in past due loans from the prior quarter was primarily driven by a seasonal increase related to residential 1-4 family – consumer loans that were 30 days past due as of year-end of which the majority subsequently became current. Net charge-off levels  decreased from the third quarter of 2019 and were primarily related to the third party consumer loan portfolio; as a result, the provision for loan losses decreased from the third quarter of 2019.

All nonaccrual and past due loan metrics discussed below exclude purchased credit impaired (“PCI”) loans totaling $86.7 million  (net of fair value mark of $18.2 million) at December 31, 2019.

(1)	For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.
(2)	Estimated loan accretion presented is prior to the adoption of Accounting Standard Codification (ASC) 326 – Financial Instruments – Credit Losses (CECL).

Nonperforming Assets

At December 31, 2019, NPAs totaled $32.9 million, a decrease of $3.5 million or 9.6%, from September 30, 2019 and a decrease of $735,000 or 2.2%, from December 31, 2018. NPAs as a percentage of total outstanding loans at December 31, 2019 were 0.26%, a decline of 4 basis points from 0.30% at September 30, 2019 and a  decline of 9 basis points from 0.35% at December 31, 2018. As the Company’s NPAs have been at or near historic lows over the last several quarters, certain changes from quarter to quarter might stand out in comparison to one another but do not have a significant impact on the Company’s overall asset quality position.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Nonaccrual loans	$28,232	$30,032	$27,462	$24,841	$26,953
Foreclosed properties	4,708	6,385	6,506	7,353	6,722
Total nonperforming assets	$32,940	$36,417	$33,968	$32,194	$33,675

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Beginning Balance	$30,032	$27,462	$24,841	$26,953	$28,110
Net customer payments	(5,741)	(3,612)	(3,108)	(2,314)	(3,077)
Additions	5,631	8,327	6,321	3,297	4,659
Charge-offs	(1,690)	(884)	(592)	(1,626)	(2,069)
Loans returning to accruing status	—	(1,103)	—	(952)	(420)
Transfers to foreclosed property	—	(158)	—	(517)	(250)
Ending Balance	$28,232	$30,032	$27,462	$24,841	$26,953

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Beginning Balance	$6,385	$6,506	$7,353	$6,722	$6,800
Additions of foreclosed property	62	645	271	900	432
Valuation adjustments	(375)	(62)	(433)	(51)	(140)
Proceeds from sales	(1,442)	(737)	(638)	(171)	(286)
Gains (losses) from sales	78	33	(47)	(47)	(84)
Ending Balance	$4,708	$6,385	$6,506	$7,353	$6,722

Past Due Loans

Past due loans still accruing interest totaled $76.6 million or 0.61% of total loans held for investment at December 31, 2019,  compared to $55.1 million or 0.45% of total loans held for investment at September 30, 2019, and $61.9 million or 0.64% of total loans held for investment at December 31, 2018.  Of the total past due loans still accruing interest $13.4 million or 0.11% of total loans held for investment were loans past due 90 days or more at December 31, 2019, compared to $12.0 million or 0.10% of total loans held for investment at September 30, 2019, and $8.9 million or 0.09% of total loans held for investment at December 31, 2018. The increase in past due loans was primarily driven by a seasonal increase related to residential 1-4 family - consumer loans that were 30 days past due as of year-end of which the majority subsequently became current.

Net Charge-offs

For the fourth quarter of 2019, net charge-offs were $4.6 million or 0.15% of total average loans on an annualized basis, compared to $7.7 million or 0.25% for the prior quarter, and $5.0 million or 0.21% for the fourth quarter last year. The majority of net charge-offs in the fourth quarter of 2019 were related to consumer loans. For the year ended December 31, 2019, net charge-offs were $20.9 million or 0.17% of total average loans compared to $11.1 million or 0.12%, for the year ended 2018.

Provision for Loan Losses

The provision for loan losses for the fourth quarter of 2019 was $3.1 million, a decrease of $6.0 million compared to the previous quarter and  a decrease of $1.7 million compared to the fourth quarter in 2018. The decrease in the provision for loan losses from the previous quarter and from the prior year were primarily driven by lower levels of net charge-offs.

Allowance for Loan Losses (“ALL”)

The ALL decreased $1.5 million from September 30, 2019 to $42.3 million at  December 31, 2019, primarily due to lower incurred losses embedded in the third party consumer portfolio as it continues to pay down and an improved economic environment, partially offset by loan growth during the quarter. The ALL as a percentage of the total loan portfolio was 0.34% at December 31, 2019, 0.36% at September 30, 2019, and 0.42% at December 31, 2018.

The ratio of the ALL to nonaccrual loans was 149.8% at December 31, 2019, compared to 145.9% at September 30, 2019 and 152.3% at December 31, 2018.  The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income decreased $18.9 million to $29.2 million for the quarter ended December 31, 2019 from $48.1 million in the prior quarter. The decrease from prior quarter was primarily driven by approximately $9.3 million in life insurance proceeds received during the third quarter related to a Xenith-acquired loan that had been charged off prior to the Company’s acquisition of Xenith and a gain on sale of investment securities of approximately $7.1 million recorded during the third quarter. In addition, the fourth quarter noninterest income included a decline of approximately $2.0 million in loan related interest rate swap income due to lower transaction volumes and seasonally lower mortgage banking revenue of $685,000.

NONINTEREST EXPENSE

Noninterest expense decreased $17.4 million for the quarter ended December 31, 2019 from $111.7 million in the prior quarter. Excluding merger-related costs, amortization of intangible assets, and rebranding-related costs, operating noninterest expense(1) decreased $15.4 million or 14.9%, in the fourth quarter of 2019. The decrease in operating noninterest expense was primarily due to the recognition of approximately $16.4 million loss on debt extinguishment in the third quarter resulting from the repayment of approximately $140.0 million in FHLB advances and the termination of the related cash flow hedges. Salaries and benefits declined by $2.5 million, primarily due to lower incentive compensation expense and higher deferred costs related to new loan originations.  These decreases were partially offset by increases in marketing expense of approximately $1.1 million, professional fees of $955,000 related to higher consulting costs, FDIC and other insurance expenses of $873,000 primarily due to a lower FDIC small bank assessment credit earned in the fourth quarter, and OREO and credit-related expense of approximately $542,000 due to OREO valuation adjustments driven by updated appraisals received during the quarter.

(1) For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

INCOME TAXES

The effective tax rate for the three months ended December 31, 2019 was 16.7% compared to 16.8% for the three months ended September 30, 2019.

BALANCE SHEET

At December 31, 2019, total assets were $17.6 billion, an increase of $122.0 million, or approximately 2.8% (annualized), from September 30, 2019, and an increase of $3.8 billion, or approximately 27.6% from December 31, 2018. The increase in assets from the previous quarter was primarily due to loan growth during the fourth quarter of 2019. The increase from the prior year was primarily a result of the Access acquisition and loan growth.

At December 31, 2019, loans held for investment (net of deferred fees and costs) were $12.6 billion, an increase of $303.9 million, or 9.9% (annualized), from September 30, 2019, while average loans increased $87.4 million, or 2.9% (annualized), from the prior quarter. Loans held for investment increased $2.9 billion, or 29.8% from December 31, 2018, while quarterly average loans increased $2.8 billion, or 29.0% from the prior year. The increase from the prior year was primarily a result of the Access acquisition.

At December 31, 2019, total deposits were $13.3 billion, an increase of $260.3 million, or approximately 8.0% (annualized), from September 30, 2019, while average deposits increased $490.7 million, or 15.3% (annualized), from prior quarter.  Deposits increased $3.3 billion, or 33.4% from December 31, 2018, while quarterly average deposits increased $3.4 billion, or 33.7% from the prior year. The increase from the prior year was primarily a result of the Access acquisition.

The following table shows the Company’s capital ratios at the quarters ended:

	December 31,	September 30,	December 31,
	2019	2019	2018
Common equity Tier 1 capital ratio (2)	10.24%	10.48%	9.93%
Tier 1 capital ratio (2)	10.24%	10.48%	11.09%
Total capital ratio (2)	12.64%	12.93%	12.88%
Leverage ratio (Tier 1 capital to average assets) (2)	8.79%	8.94%	9.71%
Common equity to total assets	14.31%	14.48%	13.98%
Tangible common equity to tangible assets (1)	9.08%	9.23%	8.84%

(1)	For a reconciliation of this non-GAAP financial measure, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results
(2)	All ratios at December 31, 2019 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

During the fourth quarter of 2019, the Company declared and paid cash dividends of $0.25 per common share, consistent with the third quarter of 2019 and an increase of $0.02, or 8.7% compared to the fourth quarter of 2018. On July 10, 2019, the Company announced that its Board of Directors has authorized a share repurchase program to purchase up to $150 million of the Company’s common stock through June 30, 2021 in open market transactions or privately negotiated transactions. As of December 31, 2019, authority remained to repurchase approximately $70 million of the Company’s common stock.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FOURTH QUARTER AND FULL YEAR 2019 EARNINGS RELEASE CONFERENCE CALL

Atlantic Union Bank will hold a conference call on Tuesday,  January 21, 2020 at 9:00 a.m. Eastern Time during which management will review the fourth quarter and full year 2019 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (877) 668‑4908; international callers wishing to participate may do so by dialing (973) 453‑3058. The conference ID number is 2394624.

NON-GAAP FINANCIAL MEASURES

In reporting the results of the quarter and full year ended December 31, 2019, the Company has provided supplemental performance measures on a tax-equivalent, tangible, or operating basis.  These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP.  In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies.  The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.  Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to:

•	changes in interest rates;
•

general economic and financial market conditions in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels, and slowdowns in economic growth,

•	the Company’s ability to manage its growth or implement its growth strategy;
•	the introduction of new lines of business or new products and services;
•

the possibility that any of the anticipated benefits of the acquisition of Access will not be realized or will not be realized within the expected time period, the expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame, revenues following the acquisition may be lower than expected, or customer and employee relationships and business operations may be disrupted by the acquisition;

•	the Company’s ability to recruit and retain key employees;
•	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
•	real estate values in the Bank’s lending area;
•	an insufficient allowance for loan losses;
•	the quality or composition of the loan or investment portfolios;
•	concentrations of loans secured by real estate, particularly commercial real estate;
•	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
•	demand for loan products and financial services in the Company’s market area;
•	the Company’s ability to compete in the market for financial services;
•	technological risks and developments, and cyber threats, attacks, or events;
•	performance by the Company’s counterparties or vendors;
•	deposit flows;
•	the availability of financing and the terms thereof;
•	the level of prepayments on loans and mortgage-backed securities;
•	legislative or regulatory changes and requirements;
•	the effects of changes in federal, state or local tax laws and regulations;

•	monetary and fiscal policies of the U.S. government including policies of the U.S. Department of the Treasury and the Federal Reserve;
•	changes to applicable accounting principles and guidelines; and
•	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018 and comparable “Risk Factors” sections of the Company’s Quarterly Reports on Form 10‑Q and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/19	09/30/19	12/31/18	12/31/19	12/31/18
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$174,211	$178,345	$140,636	$699,332	$528,788
Interest expense	39,081	41,744	31,547	161,460	102,097
Net interest income	135,130	136,601	109,089	537,872	426,691
Provision for credit losses	2,900	9,100	4,725	21,092	13,736
Net interest income after provision for credit losses	132,230	127,501	104,364	516,780	412,955
Noninterest income	29,193	48,106	23,487	132,815	104,241
Noninterest expenses	94,318	111,687	74,533	418,340	337,767
Income before income taxes	67,105	63,920	53,318	231,255	179,429
Income tax expense	11,227	10,724	9,041	37,557	30,016
Income from continuing operations	55,878	53,196	44,277	193,698	149,413
Discontinued operations, net of tax	(42)	42	(192)	(170)	(3,165)
Net income	$55,836	$53,238	$44,085	$193,528	$146,248

Interest earned on earning assets (FTE) (1)	$176,868	$181,149	$142,970	$710,453	$536,981
Net interest income (FTE) (1)	137,787	139,405	111,424	548,993	434,884

Key Ratios
Earnings per common share, diluted	$0.69	$0.65	$0.67	$2.41	$2.22
Return on average assets (ROA)	1.27%	1.23%	1.29%	1.15%	1.11%
Return on average equity (ROE)	8.81%	8.35%	9.21%	7.89%	7.85%
Efficiency ratio	57.40%	60.47%	56.22%	62.37%	63.62%
Net interest margin	3.48%	3.57%	3.62%	3.61%	3.67%
Net interest margin (FTE) (1)	3.55%	3.64%	3.70%	3.69%	3.74%
Yields on earning assets (FTE) (1)	4.55%	4.73%	4.74%	4.77%	4.62%
Cost of interest-bearing liabilities	1.33%	1.45%	1.34%	1.43%	1.12%
Cost of deposits	0.92%	0.95%	0.76%	0.92%	0.61%
Cost of funds	1.00%	1.09%	1.04%	1.08%	0.88%

Operating Measures (4)
Net operating earnings	$57,258	$56,057	$46,248	$220,923	$178,313
Operating earnings per share, diluted	$0.71	$0.69	$0.70	$2.75	$2.71
Operating ROA	1.30%	1.29%	1.36%	1.31%	1.35%
Operating ROE	9.03%	8.80%	9.66%	9.01%	9.57%
Operating ROTCE (2) (3)	16.01%	15.64%	17.18%	16.14%	17.35%
Operating efficiency ratio (FTE) (1)(6)	52.65%	55.12%	51.34%	53.61%	52.90%

Per Share Data
Earnings per common share, basic	$0.69	$0.65	$0.67	$2.41	$2.22
Earnings per common share, diluted	0.69	0.65	0.67	2.41	2.22
Cash dividends paid per common share	0.25	0.25	0.23	0.96	0.88
Market value per share	37.55	37.25	28.23	37.55	28.23
Book value per common share	31.58	31.29	29.34	31.58	29.34
Tangible book value per common share (2)	18.90	18.80	17.51	18.90	17.51
Price to earnings ratio, diluted	13.72	14.44	10.62	15.58	12.72
Price to book value per common share ratio	1.19	1.19	0.96	1.19	0.96
Price to tangible book value per common share ratio (2)	1.99	1.98	1.61	1.99	1.61
Weighted average common shares outstanding, basic	80,439,007	81,769,193	65,982,304	80,200,950	65,859,165
Weighted average common shares outstanding, diluted	80,502,269	81,832,868	66,013,326	80,263,557	65,908,573
Common shares outstanding at end of period	80,001,185	81,147,896	65,977,149	80,001,185	65,977,149

	As of & For Three Months Ended			As of & For Year Ended
	12/31/19	09/30/19	12/31/18	12/31/19	12/31/18
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.24%	10.48%	9.93%	10.24%	9.93%
Tier 1 capital ratio (5)	10.24%	10.48%	11.09%	10.24%	11.09%
Total capital ratio (5)	12.64%	12.93%	12.88%	12.64%	12.88%
Leverage ratio (Tier 1 capital to average assets) (5)	8.79%	8.94%	9.71%	8.79%	9.71%
Common equity to total assets	14.31%	14.48%	13.98%	14.31%	13.98%
Tangible common equity to tangible assets (2)	9.08%	9.23%	8.84%	9.08%	8.84%

Financial Condition
Assets	$17,562,990	$17,441,035	$13,765,599	$17,562,990	$13,765,599
Loans held for investment	12,610,936	12,306,997	9,716,207	12,610,936	9,716,207
Securities	2,631,437	2,607,748	2,391,695	2,631,437	2,391,695
Earning Assets	15,576,208	15,365,753	12,202,023	15,576,208	12,202,023
Goodwill	935,560	929,815	727,168	935,560	727,168
Amortizable intangibles, net	73,669	78,241	48,685	73,669	48,685
Deposits	13,304,981	13,044,712	9,970,960	13,304,981	9,970,960
Borrowings	1,513,748	1,549,181	1,756,278	1,513,748	1,756,278
Stockholders' equity	2,513,102	2,525,031	1,924,581	2,513,102	1,924,581
Tangible common equity (2)	1,503,873	1,516,975	1,148,728	1,503,873	1,148,728

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,250,924	$1,201,149	$1,194,821	$1,250,924	$1,194,821
Commercial real estate - owner occupied	2,041,243	1,979,052	1,337,345	2,041,243	1,337,345
Commercial real estate - non-owner occupied	3,286,098	3,198,580	2,467,410	3,286,098	2,467,410
Multifamily real estate	633,743	659,946	548,231	633,743	548,231
Commercial & Industrial	2,114,033	2,058,133	1,317,135	2,114,033	1,317,135
Residential 1-4 Family - Commercial	724,337	721,185	640,419	724,337	640,419
Residential 1-4 Family - Consumer	890,503	913,245	673,909	890,503	673,909
Residential 1-4 Family - Revolving	659,504	660,963	613,383	659,504	613,383
Auto	350,419	328,456	301,943	350,419	301,943
Consumer	372,853	386,848	379,694	372,853	379,694
Other Commercial	287,279	199,440	241,917	287,279	241,917
Total loans held for investment	$12,610,936	$12,306,997	$9,716,207	$12,610,936	$9,716,207

Deposits
NOW accounts	$2,905,713	$2,515,777	$2,288,523	$2,905,713	$2,288,523
Money market accounts	3,951,856	3,737,426	2,875,301	3,951,856	2,875,301
Savings accounts	727,847	739,505	622,823	727,847	622,823
Time deposits of $250,000 and over	684,797	717,090	292,224	684,797	292,224
Other time deposits	2,064,628	2,179,740	1,797,482	2,064,628	1,797,482
Time deposits	2,749,425	2,896,830	2,089,706	2,749,425	2,089,706
Total interest-bearing deposits	$10,334,841	$9,889,538	$7,876,353	$10,334,841	$7,876,353
Demand deposits	2,970,140	3,155,174	2,094,607	2,970,140	2,094,607
Total deposits	$13,304,981	$13,044,712	$9,970,960	$13,304,981	$9,970,960

Averages
Assets	$17,437,552	$17,203,328	$13,538,160	$16,840,310	$13,181,609
Loans held for investment	12,327,692	12,240,254	9,557,160	11,949,171	9,584,785
Loans held for sale	75,038	75,558	—	53,390	21,085
Securities	2,608,942	2,660,270	2,340,051	2,663,184	1,877,018
Earning assets	15,418,605	15,191,792	11,961,234	14,881,142	11,620,893
Deposits	13,302,955	12,812,211	9,951,983	12,515,552	9,717,663
Time deposits	2,847,366	2,769,574	2,083,270	2,627,987	2,078,073
Interest-bearing deposits	10,265,986	9,803,624	7,789,642	9,624,396	7,617,174
Borrowings	1,369,035	1,623,681	1,575,173	1,656,426	1,489,542
Interest-bearing liabilities	11,635,021	11,427,305	9,364,815	11,280,822	9,106,716
Stockholders' equity	2,515,303	2,528,435	1,899,249	2,451,435	1,863,216
Tangible common equity (2)	1,509,001	1,517,400	1,121,788	1,459,509	1,086,272

		As of & For Three Months Ended			As of & For Year Ended
		12/31/19	09/30/19	12/31/18	12/31/19	12/31/18
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Loan Losses (ALL)
Beginning balance		$43,820	$42,463	$41,294	$41,045	$38,208
Add: Recoveries		2,292	1,574	1,086	7,232	5,168
Less: Charge-offs		6,918	9,317	6,131	28,108	16,230
Add: Provision for loan losses		3,100	9,100	4,800	22,125	14,084
Add: Provision for loan losses included in discontinued operations		—	—	(4)	—	(185)
Ending balance		$42,294	$43,820	$41,045	$42,294	$41,045

ALL / total outstanding loans		0.34%	0.36%	0.42%	0.34%	0.42%
Net charge-offs / total average loans		0.15%	0.25%	0.21%	0.17%	0.12%
Provision / total average loans		0.10%	0.29%	0.20%	0.19%	0.15%
	`
Total PCI loans, net of fair value mark		$86,681	$89,735	$90,221	$86,681	$90,221
Remaining fair value mark on purchased performing loans		50,067	54,067	30,281	50,067	30,281

Nonperforming Assets
Construction and land development		$3,703	$7,785	$8,018	$3,703	$8,018
Commercial real estate - owner occupied		6,003	5,684	3,636	6,003	3,636
Commercial real estate - non-owner occupied		381	381	1,789	381	1,789
Commercial & Industrial		1,735	1,585	1,524	1,735	1,524
Residential 1-4 Family - Commercial		4,301	3,879	2,481	4,301	2,481
Residential 1-4 Family - Consumer		9,292	8,292	7,276	9,292	7,276
Residential 1-4 Family - Revolving		2,080	1,641	1,518	2,080	1,518
Auto		563	604	576	563	576
Consumer and all other		174	181	135	174	135
Nonaccrual loans		$28,232	$30,032	$26,953	$28,232	$26,953
Foreclosed property		4,708	6,385	6,722	4,708	6,722
Total nonperforming assets (NPAs)		$32,940	$36,417	$33,675	$32,940	$33,675
Construction and land development		$189	$171	$180	$189	$180
Commercial real estate - owner occupied		1,062	2,571	3,193	1,062	3,193
Commercial real estate - non-owner occupied		1,451	36	—	1,451	—
Multifamily real estate		474	1,212	—	474	—
Commercial & Industrial		449	265	132	449	132
Residential 1-4 Family - Commercial		674	916	1,409	674	1,409
Residential 1-4 Family - Consumer		4,515	3,815	2,437	4,515	2,437
Residential 1-4 Family - Revolving		3,357	1,674	440	3,357	440
Auto		272	183	195	272	195
Consumer and all other		953	1,193	870	953	870
Loans ≥ 90 days and still accruing		$13,396	$12,036	$8,856	$13,396	$8,856
Total NPAs and loans ≥ 90 days		$46,336	$48,453	$42,531	$46,336	$42,531
NPAs / total outstanding loans		0.26%	0.30%	0.35%	0.26%	0.35%
NPAs / total assets		0.19%	0.21%	0.24%	0.19%	0.24%
ALL / nonaccrual loans		149.81%	145.91%	152.28%	149.81%	152.28%
ALL / nonperforming assets		128.40%	120.33%	121.89%	128.40%	121.89%
Past Due Detail
Construction and land development		$4,563	$1,062	$759	$4,563	$759
Commercial real estate - owner occupied		3,482	4,977	8,755	3,482	8,755
Commercial real estate - non-owner occupied		457	5,757	338	457	338
Multifamily real estate		223	107	—	223	—
Commercial & Industrial		8,698	2,079	3,353	8,698	3,353
Residential 1-4 Family - Commercial		1,479	1,842	6,619	1,479	6,619
Residential 1-4 Family - Consumer		16,244	1,527	12,049	16,244	12,049
Residential 1-4 Family - Revolving		10,190	4,965	4,611	10,190	4,611
Auto		2,525	1,787	3,320	2,525	3,320
Consumer and all other		2,592	2,579	1,630	2,592	1,630
Loans 30-59 days past due		$50,453	$26,682	$41,434	$50,453	$41,434

	As of & For Three Months Ended			As of & For Year Ended
	12/31/19	09/30/19	12/31/18	12/31/19	12/31/18
Past Due Detail cont'd	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$482	$351	$6	$482	$6
Commercial real estate - owner occupied	2,184	—	1,142	2,184	1,142
Commercial real estate - non-owner occupied	—	1,878	41	—	41
Multifamily real estate	—	164	146	—	146
Commercial & Industrial	1,598	1,946	389	1,598	389
Residential 1-4 Family - Commercial	2,207	3,081	1,577	2,207	1,577
Residential 1-4 Family - Consumer	3,072	5,182	5,143	3,072	5,143
Residential 1-4 Family - Revolving	1,784	1,747	1,644	1,784	1,644
Auto	236	407	403	236	403
Consumer and all other	1,233	1,675	1,096	1,233	1,096
Loans 60-89 days past due	$12,796	$16,431	$11,587	$12,796	$11,587

Troubled Debt Restructurings
Performing	$15,686	$15,156	$19,201	$15,686	$19,201
Nonperforming	3,810	3,582	7,397	3,810	7,397
Total troubled debt restructurings	$19,496	$18,738	$26,598	$19,496	$26,598

Alternative Performance Measures (non-GAAP)
Net interest income (FTE)
Net interest income (GAAP)	$135,130	$136,601	$109,089	$537,872	$426,691
FTE adjustment	2,657	2,804	2,335	11,121	8,193
Net interest income (FTE) (non-GAAP) (1)	$137,787	$139,405	$111,424	$548,993	$434,884
Average earning assets	15,418,605	15,191,792	11,961,234	14,881,142	11,620,893
Net interest margin	3.48%	3.57%	3.62%	3.61%	3.67%
Net interest margin (FTE) (1)	3.55%	3.64%	3.70%	3.69%	3.74%

Tangible Assets
Ending assets (GAAP)	$17,562,990	$17,441,035	$13,765,599	$17,562,990	$13,765,599
Less: Ending goodwill	935,560	929,815	727,168	935,560	727,168
Less: Ending amortizable intangibles	73,669	78,241	48,685	73,669	48,685
Ending tangible assets (non-GAAP)	$16,553,761	$16,432,979	$12,989,746	$16,553,761	$12,989,746

Tangible Common Equity (2)
Ending equity (GAAP)	$2,513,102	$2,525,031	$1,924,581	$2,513,102	$1,924,581
Less: Ending goodwill	935,560	929,815	727,168	935,560	727,168
Less: Ending amortizable intangibles	73,669	78,241	48,685	73,669	48,685
Ending tangible common equity (non-GAAP)	$1,503,873	$1,516,975	$1,148,728	$1,503,873	$1,148,728

Average equity (GAAP)	$2,515,303	$2,528,435	$1,899,249	$2,451,435	$1,863,216
Less: Average goodwill	930,457	930,525	727,544	912,521	725,597
Less: Average amortizable intangibles	75,845	80,510	49,917	79,405	51,347
Average tangible common equity (non-GAAP)	$1,509,001	$1,517,400	$1,121,788	$1,459,509	$1,086,272

Operating Measures (4)
Net income (GAAP)	$55,836	$53,238	$44,085	$193,528	$146,248
Plus: Merger and rebranding-related costs, net of tax	1,422	2,819	2,163	27,395	32,065
Net operating earnings (non-GAAP)	$57,258	$56,057	$46,248	$220,923	$178,313

Noninterest expense (GAAP)	$94,318	$111,687	$74,533	$418,340	$337,767
Less: Merger Related Costs	896	2,435	2,314	27,824	39,728
Less: Rebranding Costs	902	1,133	—	6,455	—
Less: Amortization of intangible assets	4,603	4,764	2,954	18,521	12,839
Operating noninterest expense (non-GAAP)	$87,917	$103,355	$69,265	$365,540	$285,200

Net interest income (FTE) (non-GAAP) (1)	$137,787	$139,405	$111,424	$548,993	$434,884

Noninterest income (GAAP)	29,193	48,106	23,487	132,815	104,241

Efficiency ratio	57.40%	60.47%	56.22%	62.37%	63.62%
Operating efficiency ratio (FTE)(6)	52.65%	55.12%	51.34%	53.61%	52.90%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/19	09/30/19	12/31/18	12/31/19	12/31/18
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating ROTCE (2)(3)
Operating Net Income (non-GAAP)	$57,258	$56,057	$46,248	$220,923	$178,313
Plus: Amortization of intangibles, tax effected	3,636	3,764	2,334	14,632	10,143
Net Income before amortization of intangibles (non-GAAP)	$60,894	$59,821	$48,582	$235,555	$188,456

Average tangible common equity (non-GAAP)	$1,509,001	$1,517,400	$1,121,788	$1,459,509	$1,086,272
Operating return on average tangible common equity (non-GAAP)	16.01%	15.64%	17.18%	16.14%	17.35%

Mortgage Origination Volume
Refinance Volume	$50,555	$62,230	$—	$152,624	$35,599
Construction Volume	14,571	3,915	—	18,846	13,867
Purchase Volume	63,836	78,113	—	258,282	43,082
Total Mortgage loan originations	$128,962	$144,258	$—	$429,752	$92,548
% of originations that are refinances	39.2%	43.1%	0.00%	35.5%	38.5%

Wealth
Assets under management ("AUM")	$5,650,757	$5,451,796	$3,379,340	$5,650,757	$3,379,340

Other Data
End of period full-time employees	1,989	1,946	1,609	1,989	1,609
Number of full-service branches	149	149	140	149	140
Number of full automatic transaction machines ("ATMs")	169	169	188	169	188

(1)

These are non-GAAP financial measures. Net interest income (FTE), which is used in computing net interest margin (FTE) and operating efficiency ratio (FTE), provides valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.

(2)

These are non-GAAP financial measures. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(3)

These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.

In periods prior to December 31, 2018, the Company has not added amortization of intangibles, tax effected to operating net income (non-GAAP) when calculating operating ROTCE. The Company has adjusted its presentation for all periods in this release.

(4)

These are non-GAAP financial measures. Operating measures exclude merger and rebranding-related costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude certain costs resulting from acquisition activity and allow investors to more clearly see the combined economic results of the organization’s operations.

(5)	All ratios at December 31, 2019 are estimates and subject to change pending the Company’s filing of its FR Y9‑C. All other periods are presented as filed.
(6)

The operating efficiency ratio (FTE) excludes the amortization of intangible assets and merger-related costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this measure is useful to investors as it excludes certain costs resulting from acquisition activity allowing for greater comparability with others in the industry and allowing investors to more clearly see the combined economic results of the organization’s operations.

In prior periods, the Company has not excluded the amortization of intangibles from noninterest expense when calculating the operating efficiency ratio (FTE). The Company has adjusted its presentation for all periods in this release to exclude the amortization of intangibles from noninterest expense.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2019	2019	2018
ASSETS	(unaudited)	(unaudited)	(audited)
Cash and cash equivalents:
Cash and due from banks	$163,050	$218,584	$166,927
Interest-bearing deposits in other banks	234,810	370,673	94,056
Federal funds sold	38,172	2,663	216
Total cash and cash equivalents	436,032	591,920	261,199
Securities available for sale, at fair value	1,945,445	1,918,859	1,774,821
Securities held to maturity, at carrying value	555,144	556,579	492,272
Restricted stock, at cost	130,848	132,310	124,602
Loans held for sale, at fair value	55,405	72,208	—
Loans held for investment, net of deferred fees and costs	12,610,936	12,306,997	9,716,207
Less allowance for loan losses	42,294	43,820	41,045
Total loans held for investment, net	12,568,642	12,263,177	9,675,162
Premises and equipment, net	161,073	168,122	146,967
Goodwill	935,560	929,815	727,168
Amortizable intangibles, net	73,669	78,241	48,685
Bank owned life insurance	322,917	320,779	263,034
Other assets	377,587	408,162	250,210
Assets of discontinued operations	668	863	1,479
Total assets	$17,562,990	$17,441,035	$13,765,599
LIABILITIES
Noninterest-bearing demand deposits	$2,970,139	$3,155,174	$2,094,607
Interest-bearing deposits	10,334,842	9,889,538	7,876,353
Total deposits	13,304,981	13,044,712	9,970,960
Securities sold under agreements to repurchase	66,053	67,260	39,197
Other short-term borrowings	370,200	344,600	1,048,600
Long-term borrowings	1,077,495	1,137,321	668,481
Other liabilities	230,519	321,348	112,093
Liabilities of discontinued operations	640	763	1,687
Total liabilities	15,049,888	14,916,004	11,841,018
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized of 200,000,000 at both December 31, 2019 and September 30, 2019, and 100,000,000 at December 31, 2018, respectively; shares issued and outstanding of 80,001,185 at December 31, 2019, 81,147,896 at September 30, 2019, and 65,977,149 at December 31, 2018.	105,827	107,330	87,250
Additional paid-in capital	1,790,305	1,831,667	1,380,259
Retained earnings	581,395	545,665	467,345
Accumulated other comprehensive income (loss)	35,575	40,369	(10,273)
Total stockholders' equity	2,513,102	2,525,031	1,924,581
Total liabilities and stockholders' equity	$17,562,990	$17,441,035	$13,765,599

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and dividend income:
Interest and fees on loans	$152,513	$156,651	$121,846	$612,115	$469,856
Interest on deposits in other banks	1,686	1,030	309	3,733	2,125
Interest and dividends on securities:
Taxable	12,378	12,625	11,623	51,437	36,851
Nontaxable	7,634	8,039	6,858	32,047	19,956
Total interest and dividend income	174,211	178,345	140,636	699,332	528,788
Interest expense:
Interest on deposits	30,884	30,849	19,149	114,972	59,336
Interest on short-term borrowings	1,166	2,200	5,663	15,479	18,458
Interest on long-term borrowings	7,031	8,695	6,735	31,009	24,303
Total interest expense	39,081	41,744	31,547	161,460	102,097
Net interest income	135,130	136,601	109,089	537,872	426,691
Provision for credit losses	2,900	9,100	4,725	21,092	13,736
Net interest income after provision for credit losses	132,230	127,501	104,364	516,780	412,955
Noninterest income:
Service charges on deposit accounts	7,871	7,675	6,873	30,202	25,439
Other service charges and fees	1,544	1,513	1,467	6,423	5,603
Interchange fees, net	1,854	2,108	4,640	14,619	18,803
Fiduciary and asset management fees	6,531	6,082	4,643	23,365	16,150
Mortgage banking income, net	2,689	3,374	—	10,303	—
Gains (losses) on securities transactions, net	369	7,104	161	7,675	383
Bank owned life insurance income	2,119	2,062	2,072	8,311	7,198
Loan-related interest rate swap fees, net	3,470	5,480	1,376	14,126	3,554
Gain on Shore Premier sale	—	—	—	—	19,966
Other operating income	2,746	12,708	2,255	17,791	7,145
Total noninterest income	29,193	48,106	23,487	132,815	104,241
Noninterest expenses:
Salaries and benefits	47,233	49,718	38,581	195,349	159,378
Occupancy expenses	7,366	7,493	6,590	29,793	25,368
Furniture and equipment expenses	3,559	3,719	2,967	14,216	11,991
Printing, postage, and supplies	1,293	1,268	1,125	5,056	4,650
Technology and data processing	6,483	5,787	4,675	23,686	18,397
Professional services	3,636	2,681	2,183	11,905	10,283
Marketing and advertising expense	3,675	2,600	2,211	11,566	10,043
FDIC assessment premiums and other insurance	1,254	381	1,214	6,874	6,644
Other taxes	3,970	3,971	2,882	15,749	11,542
Loan-related expenses	2,793	2,566	2,109	10,043	7,206
OREO and credit-related expenses	1,547	1,005	1,026	4,708	4,131
Amortization of intangible assets	4,603	4,764	2,954	18,521	12,839
Training and other personnel costs	2,136	1,618	1,104	6,376	4,259
Merger-related costs	896	2,435	2,314	27,824	39,728
Rebranding expense	902	1,133	—	6,455	—
Loss on debt extinguishment	—	16,397	—	16,397	—
Other expenses	2,972	4,151	2,598	13,822	11,308
Total noninterest expenses	94,318	111,687	74,533	418,340	337,767
Income from continuing operations before income taxes	67,105	63,920	53,318	231,255	179,429
Income tax expense	11,227	10,724	9,041	37,557	30,016
Income from continuing operations	$55,878	$53,196	$44,277	$193,698	$149,413
Discontinued operations:
Income (loss) from operations of discontinued mortgage segment	$(56)	$56	$(509)	$(230)	$(4,280)
Income tax expense (benefit)	(14)	14	(317)	(60)	(1,115)
Income (loss) on discontinued operations	(42)	42	(192)	(170)	(3,165)
Net income	55,836	53,238	44,085	193,528	146,248
Basic earnings per common share	$0.69	$0.65	$0.67	$2.41	$2.22
Diluted earnings per common share	$0.69	$0.65	$0.67	$2.41	$2.22

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	December 31, 2019			September 30, 2019
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$1,666,082	$12,378	2.95%	$1,670,270	$12,625	3.00%
Tax-exempt	942,860	9,663	4.07%	990,000	10,181	4.08%
Total securities	2,608,942	22,041	3.35%	2,660,270	22,806	3.40%
Loans, net (3) (4)	12,327,692	152,345	4.90%	12,240,254	156,471	5.07%
Other earning assets	481,971	2,482	2.04%	291,268	1,872	2.55%
Total earning assets	15,418,605	$176,868	4.55%	15,191,792	$181,149	4.73%
Allowance for loan losses	(44,739)			(46,229)
Total non-earning assets	2,063,686			2,057,765
Total assets	$17,437,552			$17,203,328

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$6,683,093	$16,042	0.95%	$6,290,112	$16,389	1.03%
Regular savings	735,527	190	0.10%	743,938	266	0.14%
Time deposits (5)	2,847,366	14,652	2.04%	2,769,574	14,194	2.03%
Total interest-bearing deposits	10,265,986	30,884	1.19%	9,803,624	30,849	1.25%
Other borrowings (6)	1,369,035	8,197	2.38%	1,623,681	10,895	2.66%
Total interest-bearing liabilities	11,635,021	39,081	1.33%	11,427,305	$41,744	1.45%

Noninterest-bearing liabilities:
Demand deposits	3,036,969			3,008,587
Other liabilities	250,259			239,001
Total liabilities	14,922,249			14,674,893
Stockholders' equity	2,515,303			2,528,435
Total liabilities and stockholders' equity	$17,437,552			$17,203,328
Net interest income		$137,787			$139,405

Interest rate spread			3.22%			3.28%
Cost of funds			1.00%			1.09%
Net interest margin			3.55%			3.64%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)

Interest income on loans includes $6.6 million and $5.0 million for the three months ended December  31, 2019 and September 30, 2019, respectively, in accretion of the fair market value adjustments related to acquisitions.

(5)

Interest expense on time deposits includes $148,000 and $179,000 for the three months ended December  31, 2019 and September 30, 2019, respectively, in accretion of the fair market value adjustments related to acquisitions.

(6)

Interest expense on borrowings includes $123,000 and $97,000 for the three months ended December 31, 2019 and September 30, 2019, in amortization of the fair market value adjustments related to acquisitions.